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                                                                    EXHIBIT 10.1

                      MANUFACTURING AND SERVICES AGREEMENT



                AGREEMENT dated as of the 1st day of July 1996 by and between WMS INDUSTRIES INC. ("WMS"), a Delaware corporation with its principal place of business at 3401 North California Avenue, Chicago, Illinois 60618 and MIDWAY GAMES INC. ("Midway"), a Delaware corporation with its principal place of business at 3401 North California Avenue, Chicago, Illinois 60618.

                              W I T N E S S E T H :

                WHEREAS, Midway is an indirect wholly-owned subsidiary of WMS;
and

                WHEREAS, Midway proposes to make a public offering (the "Public Offering") of shares of its common stock as a result of which the outstanding shares of common stock of Midway will be owned approximately 15% by public stockholders and approximately 85% by WMS; and

                WHEREAS, WMS, directly or through subsidiaries, has heretofore provided centralized services to its businesses; and

                WHEREAS, WMS and Midway desire to set forth the terms under which WMS will continue to provide certain manufacturing and other services to Midway and certain costs and benefits will be allocated between WMS and Midway.

                NOW, THEREFORE, the parties hereto agree as follows:

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                1.       CERTAIN DEFINITIONS.

                         1.1 The following terms as used in this Agreement shall
have the meanings set forth below:

                             1.1.1 "Affiliate" means, with respect to any
Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control of such other Person.

                             1.1.2 "Losses" means any and all suits, debts,
causes of action, losses, liabilities, claims or demands (whether at law or in equity), and any damages, settlement, judgment, penalty or other disposition of the same, and all costs and expense of the same (including, without limitation, attorneys' fees but in no situation whatsoever shall WMS be liable to Midway or Midway be liable to WMS for incidental, indirect, special or consequential damages).

                             1.1.3 "Person" means, an individual, corporation,
partnership, limited liability company, proprietorship, firm, association, trust, estate, joint venture, unincorporated organization or other business entity or a government or any agency or political subdivision thereof.

                             1.1.4 "Subsidiary" means, with respect to a
specified Person, an Affiliate controlled by such specified Person.

                             1.1.5 All references herein to "Atari games" refers
only to Atari Games Corporation coin-operated video games.

                             1.1.6 All references herein to "Midway games"
refers only to Midway coin-operated video games and does not include Atari games or any home video games.

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                             1.1.7 All references herein to "amusement games"
includes Atari games, Midway games, pinball games, novelty games, video lottery terminals and gaming machines.

                             1.1.8 All references herein to "core amusement
games" includes only Midway games and pinball and novelty games, and specifically excludes Atari games, video lottery terminals and gaming machines.

                             1.1.9 All references herein to "Midway" means
Midway and its Subsidiaries.

                             1.1.10 All references herein to "WMS" means WMS and
its Affiliates, other than Midway and its Subsidiaries.

                             1.1.11 All references herein to allocations to be
made based upon "head count" shall be determined based upon the percentage of the number of employees of Midway benefitting from the service to be allocated and the total number of employees of WMS and Midway benefitting from the service to be allocated.

                         1.2 Unless the context otherwise requires

                             1.2.1 Words used in the singular include the plural
and words used in the plural include the singular;

                             1.2.2 "or" is not exclusive; and

                             1.2.3 "including" means including without
limitation.

                2. EFFECTIVE DATE AND TERM. This Agreement is effective as of July 1, 1996 (the "Effective Date"), and will continue in effect unless terminated by either party for any reason upon 180 days' prior notice or unless earlier terminated pursuant to Section 14 hereof.

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Midway shall also have the right to terminate the obligations of WMS and Midway under Section 4 hereof for any reason upon 180 days' prior notice and in such event the remaining sections of this Agreement shall remain in full force and effect.

                3. GENERAL PRINCIPLES; NEGOTIATING COMMITTEE. It is the desire of WMS and Midway that WMS provide services to Midway at prices and upon terms which are fair and reasonable to both WMS and Midway, and which are consistent with WMS' standard policies, procedures and practices. Such services have in the past included and are anticipated to continue to include, but not be limited to, with respect to Midway games and/or Atari games (i) manufacturing; (ii) engineering; (iii) sales and marketing; (iv) warranty and field service; (v) legal and administrative; (vi) assistance in banking relationships; and (vii) maintenance of employee benefit plans. With respect to matters not specifically covered by the provisions of this Agreement, or if changes in business circumstances should cause the method of handling matters which are specifically covered hereby to be unfair to either WMS or Midway, it is intended that the matter shall be referred for resolution to a negotiating committee consisting of two senior executives or directors designated by WMS and two senior executives or directors designated by Midway (the "Negotiating Committee"). The initial members of the Negotiating Committee are designated on Schedule 1 hereto. Each party shall have the right at any time and from time to time to replace any of its designees by giving notice in writing to the other party setting forth the name of each designee to be replaced and the name of the replacement. The Negotiating Committee shall act promptly to resolve all matters presented to it. The concurrence of three members of the Negotiating Committee shall be required for the Negotiating Committee to act.

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                4. MANUFACTURING COIN-OPERATED VIDEO GAMES. Cabinets for
coin-operated video games will be manufactured for Midway by Lenc-Smith Inc., an indirect wholly-owned subsidiary of WMS, at Lenc-Smith's facilities located in Cicero, Illinois. Coin-operated video games will be assembled for Midway by Williams Electronics Games Inc. ("WEG"), a wholly-owned subsidiary of WMS, at WEG's facilities located Waukegan, Illinois. For the manufacture of cabinets, Midway will be charged WMS' standard material, labor, fringes and Lenc-Smith overhead, adjusted to full cost absorption. For the assembly of coin-operated games, Midway will be charged at the direct production labor cost. All fringe benefits for labor costs charged to Midway will be estimated and be subject to an annual reconciliation. Materials other than cabinets required for coin-operated video games will be purchased by Midway and delivered at Midway's cost to WMS' Waukegan plant. The Waukegan plant operating costs will be segregated by departments and will be allocated as follows:


DEPARTMENT                                       ALLOCATION METHOD
----------                                       -----------------

Production                                       Direct labor dollars

Quality                                          Units of games produced

Building                                         Square footage used

Industrial Engineering                           Units of games produced

Manufacturing Administration                     Direct labor dollars

Material Control                                 Units of games produced


Any purchasing done by WMS for Midway will be done by WMS' centralized purchasing department and the overhead and personnel costs of such department will be allocated to Midway based upon the number of models of coin-operated video games produced in relation to the number of models of amusement games produced by all operations. Quality control departments

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at each plant are managed from a central office. One-third of the central office overhead and personnel costs will be allocated to Midway. Midway shall give WMS production orders on WMS' standard order forms with sufficient lead time to permit orderly production scheduling by WMS. So long as the provisions of
Section 4 of this Agreement are in effect, Midway shall be required to use WMS as Midway's sole manufacturing source for cabinets and assembly of coin-operated video games; provided, however, that Midway may use other sources if WMS is unable to perform its manufacturing and assembly operations consistent with industry standards of quality or in the event WMS is prevented from manufacturing and assembly due to force majeure, as defined in Section 15 hereof.

                5.       ENGINEERING AND ENGINEERING SUPPORT.

                         5.1 Midway will continue to conduct its own design and
engineering of coin-operated video games at the facility previously leased by WMS at 2727 W. Roscoe Street, Chicago, Illinois (the "Roscoe Facility"), which lease has been assigned to Midway. Midway will bear all costs under such lease and all identifiable costs of operating the Roscoe Facility. The common costs of operating the three-building complex at which the Roscoe Facility is located will be allocated on the basis of square footage of floor space used.

                         5.2 Certain engineering support activities, such as
blue prints and engineering standards, will be provided for Midway by WMS and allocated based upon estimated usage. Certain engineers may be employed directly by Midway and others will be employed by WMS and devote a portion of their time to Midway. The costs of development activities for the benefit of Midway conducted by WMS employees will be charged to Midway.

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                6. SALES AND MARKETING. Substantially all video game advertising and promotion will be charged directly by Midway. To the extent that there are common costs for convention or show expenses, such costs will be allocated to Midway based upon square footage of the floor space used by Midway at the individual show. European sales office expenses will be allocated to Midway based on the percentage of Midway game sales in Europe to total European core amusement game sales. All other common sales and marketing costs, including services provided by WMS' Creative Services department, will be allocated to Midway based upon a percentage of Midway game sales to total core amusement game sales.

                7. WARRANTY AND FIELD SERVICE. WMS will provide warranty and general field service for coin-operated video games at the request of Midway. Warranty transaction costs will be allocated to Midway based upon the number of coin-operated video game warranty transactions at the average annual cost of all amusement game warranty transactions of the WMS parts department. Material components of coin-operated video game warranty transactions will be supplied by Midway at its cost or charged by WMS based on standard materials costs. Field service departmental costs will be allocated to Midway from the WMS amusement games central field service department based on the number of telephone calls received in respect of coin-operated video games in relation to total telephone calls received in respect of amusement games.

                8. LEGAL, ADMINISTRATIVE, ETC.

                   8.1 WMS will provide legal and administrative services at the request of Midway. The cost of using WMS' in house lawyers will be charged to Midway based upon time sheets at standard billing rates. The expense of using outside attorneys for such matters as bad debt and collection expenses will be charged to Midway on an identified basis. Midway

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will retain its own attorneys to perform its public company compliance work.
Payroll processing, telephone and miscellaneous fees will be allocated to Midway based on head count. All other administrative expenses (other than corporate expenses) will be allocated to Midway based upon the percentage of Midway games sales to the total of core amusement game sales. Information services and human resources will be allocated to Midway based upon salaried head count.

                    8.2 Corporate office expenses will be determined by types of costs. Costs relating to WMS' public company costs, financing and hotels will be borne entirely by WMS. Individual officers' compensation and expenses and office operating costs, including payroll, fringes and general external professional expenses, will be allocated to amusement game and other activities based upon WMS' management estimates of the time devoted to each. The total corporate expenses allocated to the entire amusement game activities will be allocated to Midway based upon Midway game sales and total amusement game sales.

                9. BANKING. Midway shall use its best efforts to establish its own banking relations independent of WMS as soon as practicable after the effective date of the Public Offering.

                10. EMPLOYEE BENEFIT PLANS. To the extent employees of Midway continue to be covered under WMS health, retirement or other benefit plans, WMS' costs in respect thereof shall be allocated as follows: to the extent such costs can be identified with a specific employee, such costs shall be allocated on an identified basis, or, to the extent such costs cannot be identified with a specific employee, such costs shall be allocated, along with fringe benefits, in accordance with the relative number of employees participating in such plans.

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                11. BILLING AND PAYMENT PROCEDURES. Within 15 days after the end of each month, WMS shall provide Midway with a statement of estimated charges allocated to Midway during the preceding month under this Agreement, together with a reasonably detailed explanation of such charges. Midway shall pay such charges within five days after receipt of such statement. Within 20 days after the end of each fiscal quarter, WMS shall provide Midway with a reconciliation statement reflecting actual charges allocated to Midway and during such quarter under this Agreement and payments made by Midway in respect thereof, together with a reasonably detailed explanation of such charges. Midway or WMS, as the case may be, shall pay the amount reflected on such reconciliation statement, within five days after receipt thereof by Midway. If Midway disputes the accuracy of any reconciliation statement or explanation submitted by WMS, Midway shall nevertheless pay the invoiced charges on a timely basis, but Midway may submit such dispute to the Negotiating Committee. If at least three members of the Negotiating Committee determine that the charges were incorrect and that Midway has overpaid WMS, their decision shall be final and WMS shall promptly repay Midway the amount determined to be repayable by the Negotiating Committee. If at least three members of the Negotiating Committee determine that the charges were correct and that Midway has not overpaid WMS, their decision shall be final. If the Negotiating Committee is divided 2-2, the dispute shall be submitted to a "Big Six" accounting firm mutually acceptable to Midway and WMS for resolution, whose decision shall be final. If Midway fails to submit such dispute to the Negotiating Committee within 60 days after receipt of the reconciliation statement from WMS, Midway shall be deemed to accept such charges.

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                12. THIRD PARTY AGREEMENTS. WMS and/or Midway are party to numerous agreements with third parties, including, without limitation, the agreements set forth on Schedule 2 hereto, with respect to game development, the obtention or grant of licenses and other matters which provide for, among other matters, the receipt of payments, the obligation to make payments to third parties, recoupment of prior advances, rights of first refusal, reporting and monitoring of intellectual property rights. Royalties and expenses for external and internal development and fees and expenses for external licenses applicable to Midway's products will be charged to Midway at their cost to WMS. WMS and Midway will allocate all other rights and obligations under such third party agreements so that Midway will receive the benefit and bear the burden of such agreements as they relate to Midway games, Atari games and home video games and WMS will receive the benefit and bear the burden of such agreements as they relate to all other amusement games. With respect to advance royalty or guaranteed royalty payments received by Midway or which Midway is entitled to receive by reason of agreements entered into on or prior the Effective Date which are recoupable out of monies which would otherwise be payable to WMS as license fees on or after the Effective Date, Midway shall, to the extent such license fees are not paid directly to WMS by reason of such recoupment, remit to WMS an amount equal to the license fees that would have been payable to WMS. WMS acknowledges that the common stock purchase warrants issued by GT Interactive in the name of Midway are the exclusive property of Midway.

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                13. DUTY OF CARE; PRODUCT LIABILITY INSURANCE; DISCLAIMER OF
WARRANTIES; INDEMNIFICATION.

                    13.1 WMS shall provide its services hereunder in accordance with its standard policies, procedures and practices as the same may exist from time to time. WMS shall maintain product liability insurance which includes Midway in amounts mutually agreeable to WMS and Midway. The cost of the premiums for such insurance shall be allocated based on Midway game sales and total game sales.

                    13.2 WMS disclaims all warranties, express or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purposes, with respect to the services provided hereunder. WMS shall use reasonable efforts to perform the services provided hereunder in a professional and workmanlike manner and in accordance with the standard of care set forth in Section 13.1 of this Agreement, provided, however, the results of the services are furnished "as is."

                    13.3 Except for its obligation to comply with Section 13.1 of this Agreement, WMS shall not be liable for any Losses unless such Losses arise from or are caused by WMS' fraud or willful misconduct, and WMS agrees to indemnify, defend and hold harmless Midway (its directors, officers, employees and attorneys) from any such fraud or willful misconduct.

                    13.4 Midway agrees to indemnify, defend and hold harmless WMS (its directors, officers, employees and attorneys) from all Losses asserted by or on behalf of third parties or which result from governmental action in respect of Losses relating to the provision of services hereunder other than any such Losses caused by WMS' fraud or willful misconduct.

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                    13.5 In addition to the provisions of Section 13.4 hereof,
Midway also agrees to indemnify, defend and hold harmless WMS (its directors, officers, employees and attorneys) from all Losses which arise from actions or the failure to act by Midway, asserted by or on behalf of third parties to agreements to which Midway and WMS are parties including, without limitation, those agreements and documents listed on Schedule 2 hereto, other than any such Losses caused by WMS' fraud or willful misconduct.

                    13.6 With regard to either parties' indemnification, the party required to indemnify pursuant to this Section 13 (the "Indemnitor"), upon demand by the other party (the "Indemnitee"), the Indemnitor, at its sole costs and expense, shall resist or defend such claim, action or proceeding
(in the Indemnitee's name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld. If, in the Indemnitee's reasonable opinion there exists a conflict of interest which would make it inadvisable to be represented by counsel for the Indemnitor, the Indemnitor and the Indemnitee shall jointly select acceptable attorneys, and the Indemnitor shall pay the reasonable fees and disbursements of such attorneys.

                14. DEFAULT. If either party materially defaults hereunder, the non-defaulting party may terminate this Agreement effective immediately (subject to the cure periods set forth herein below) upon written notice to the defaulting party. Subject to the provisions of Section 13, the non-defaulting party shall be entitled to all remedies provided by law or equity (including reasonable attorneys' fees and costs of suit incurred). The following events shall be deemed to be material defaults hereunder:

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                    (a) Failure by either party to make any payment required to be made to the other hereunder, which failure is not remedied within ten days after receipt of written notice thereof; or

                    (b) Except as otherwise provided herein, failure by either party substantially to perform in accordance with the terms and conditions of this Agreement, which failure is not remedied within 30 days after receipt of written notice from the other party specifying the nature of such default; or

                    (c) (i) Filing of a voluntary bankruptcy petition by either party; (ii) filing of an involuntary bankruptcy petition against either party which is not timely controverted and results in the entry of an order for relief; (iii) assignment for the benefit of creditors made by either party; or
(iv) appointment of a receiver for either party.

                15. FORCE MAJEURE. Except as specifically set forth in this Agreement, WMS and Midway shall incur no liability to each other due to a failure to perform under the terms and conditions of this Agreement resulting from fire, flood, war, strike, lock-out, work stoppage or slow-down, labor disturbance, power failure, major equipment breakdown, construction delays, accident, riot, acts of God, acts of United States' enemies, laws, orders or at the insistence or result of any governmental authority or any other delay beyond each other's reasonable control.

                16. NON-COMPETITION AND NON-SOLICITATION.

                    16.1 NON-COMPETITION.

                         16.1.1 For so long as this Agreement is in effect and
for a period of five years following the termination of this Agreement, WMS shall not, directly or indirectly, individually or in concert with others, own, manage, operate, join, control, participate

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in, invest in, engage in, or otherwise be connected in any manner with, any
Person other than Midway, which is engaged in the business of designing, developing, manufacturing, licensing, publishing, marketing or distributing coin-operated video games (which shall not be deemed to include any gaming machines or video lottery terminals) or interactive entertainment software for use with interactive entertainment hardware or any related business currently conducted by Midway, or for itself, or on behalf of any other Person, call on any supplier, licensee or licensor of Midway or be in contact with any customer, supplier, licensee or licensor of Midway for the purpose of soliciting, diverting, taking away or otherwise interfering with Midway's relationship with any supplier, licensee or licensor of Midway; provided, however, that nothing in this Section shall be construed to prohibit WMS from owning not more than five (5%) percent of any class of publicly-held voting securities of any issuer which is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, or from owning any amount of the capital stock of Midway.

                         16.1.2 For so long as this Agreement is in effect and
for a period of five years following the termination of this Agreement, Midway and its Affiliates shall not, directly or indirectly, individually or in concert with others, own, manage, operate, join, control, participate in, invest in, engage in, or otherwise be connected in any manner with, any Person other than WMS, which is engaged in the business of designing, developing, manufacturing, licensing, publishing, marketing or distributing coin-operated pinball games, novelty games, video lottery terminals or gaming machines or any related business currently conducted by WMS, or for itself, or on behalf of any other Person, call on any supplier, licensee or licensor of WMS or be in contact with any customer, supplier, licensee or licensor

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of WMS for the purpose of soliciting, diverting, taking away or otherwise interfering with WMS' relationship with any supplier, licensee or licensor of WMS; provided, however, that nothing in this Section shall be construed to prohibit Midway from owning not more than five (5%) percent of any class of publicly-held voting securities of any issuer which is subject to the reporting requirements of the Securities and exchange Act of 1934, as amended, or from owning any amount of the capital stock of WMS.

                    16.2 NON-SOLICITATION.

                         16.2.1 For so long as this Agreement is in effect and
for a period of two years following the termination of this Agreement, WMS shall not, directly or indirectly, hire or solicit the employment of any employee of Midway or encourage any such employee to leave his or her employment with Midway or induce any employee of Midway to seek, accept or obtain employment by any Person other than Midway.

                         16.2.2 For so long as this Agreement is in effect and
for a period of two years following the termination of this Agreement, Midway and its Affiliates shall not, directly or indirectly, hire or solicit the employment of any employee of WMS or encourage any such employee to leave his or her employment with WMS or induce any employee of WMS to seek, accept or obtain employment by any Person other than WMS.

                    16.3 RIGHTS AND REMEDIES UPON BREACH. If either party hereto breaches or threatens to commit a breach of, any of the provisions of Sections
16.1 or 16.2 hereof, the other party shall have the right and remedy to have such covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such covenants would cause irreparable injury and that money damages would not provide an

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adequate remedy. This right of specific performance is in addition to, and not in lieu of, any other rights and remedies available to the respective parties hereto under law or in equity.

                    16.4 SEVERABILITY OF COVENANT. Each of the parties hereto acknowledges and agrees that the foregoing covenants in this Section 16 are reasonable and valid in geographical and temporal scope and in all other respects and that it has received full and adequate consideration therefor. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the foregoing covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, and, in its reduced form, such provision shall then be enforceable.

                17. CONFIDENTIALITY. Either WMS or Midway may from time to time by written notice to the other designate information regarding its business as confidential ("Confidential Information"). Each party shall use its best efforts to maintain the confidentiality of the other party's Confidential Information. All Confidential Information which either party has obtained from the other shall be returned or destroyed (if the owner of such information so notifies the holder) upon the expiration or earlier termination of this Agreement. Each party shall instruct its employees who have access to the Confidential Information of the other party to keep the same confidential by using the same care and discretion that it uses with respect to its own confidential property and trade secrets. The provisions of this Section 17 shall survive expiration or earlier termination of this Agreement.

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                18. ASSIGNMENT. Neither party shall, without the prior written consent of the other, assign any rights or delegate any obligations under this Agreement, such consent not to be unreasonably withheld, conditioned or delayed.

                19. HEADINGS. The headings used in this Agreement are inserted only for the purpose of convenience and reference, and in no way define or limit the scope or intent of any provision or part hereof.

                20. RIGHTS OF PARTIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing herein, expressed or implied, shall be construed to give any other person any legal or equitable rights hereunder. No person shall be deemed to be a third party beneficiary of this Agreement. Nothing herein shall be construed to be an admission or waiver of any rights, claims and defenses the parties may have against third parties, which rights, claims and defense the parties specifically reserve.

                21. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth on the first page of this Agreement (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received.

                22. FURTHER ACTION. WMS and Midway each shall cooperate in good faith and take such actions and execute such documents and instruments as may be reasonably requested by the other party to implement the terms and provisions of this Agreement.

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                23. GOVERNING LAW. All controversies and disputes arising out of or under this Agreement shall be determined pursuant to the laws of the State of Illinois, United States of America, regardless of the laws that might be applied under applicable principles of conflicts of laws.

                24. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties hereto (and supersedes all prior written or oral communications) relating to the subject matter covered in this Agreement. No amendment, modification, extension or failure to enforce any condition of this Agreement by either party shall be deemed a waiver of any of its rights herein. This Agreement shall not be amended except by a writing executed by both of the parties hereto. The parties are entering into separate tax sharing, patent license and registration rights agreements. In the event of any conflict between this Agreement and the tax sharing agreement, the provisions of the tax sharing agreement shall prevail. In the event of any conflict between this Agreement and the patent license agreement, the provisions of the patent license agreement shall prevail. In the event of any conflict between this Agreement and the registration rights agreement, the provisions of the registration rights agreement shall prevail.

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                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                   WMS INDUSTRIES INC.


                                   By: /s/ Neil D. Nicastro
                                       -----------------------------
                                       Name:  Neil D. Nicastro
                                       Title: President


                                   MIDWAY GAMES INC.


                                   By: /s/ Harold H. Bach, Jr.
                                       -----------------------------
                                       Name:  Harold H. Bach, Jr.
                                       Title: Executive Vice President--Finance


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                                   SCHEDULE 1



                  Initial Members of the Negotiating Committee





WMS designees



Midway designees


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                                   SCHEDULE 2





         1. Asset Purchase Agreement dated April 4, 1994 among Tradewest, Inc., Tradewest International, Inc., Williams Entertainment Inc., Leland P. Cook, Byron C. Cook, John R. Rowe and WMS Industries Inc.

         2. Asset Purchase Agreement dated April 4, 1994 among The Leland Corporation, Williams Entertainment Inc., Leland P. Cook, Bryan C. Cook, John R. Rowe and WMS Industries Inc.

         3. Panasonic Master Option License Agreement dated June 30, 1995 among WMS Industries Inc., Williams Electronics Games, Inc., Midway Manufacturing Company and Williams Entertainment Inc. and Panasonic Software Company, Division of Matsushita Electric Corporation of America and Interactive Media Division of Matsushita Electric Industrial Co., Ltd.

         4. GTIS Master Option and License Agreement by and among WMS Industries Inc., Williams Electronics Games, Inc., Midway Manufacturing Company and Williams Entertainment Inc., and GT Interactive Software Corp. dated December 28, 1994.

         5. Amendment to GTIS Master Option and License Agreement by and among WMS Industries Inc., Williams Electronics Games, Inc., Midway Manufacturing Company and Williams Entertainment Inc., and GT Interactive Software Corp. dated March 31, 1995.

         6. Second Amendment to GTIS Master Option and License Agreement by and among WMS Industries Inc., Williams Electronics Games, Inc., Midway Manufacturing Company and Williams Entertainment Inc., and GT Interactive Software Corp. dated March 27, 1996.

         7. GTIS Master Option and License Agreement (Home Video Games) by and among WMS Industries Inc., Williams Electronics Games, Inc., Midway Manufacturing Company and Williams Entertainment Inc., and GT Interactive Software Corp. dated March 31, 1995.

         8. Amendment to GTIS Master Option and License Agreement (Home Video Games) by and among WMS Industries Inc., Williams Electronics Games, Inc., Midway Manufacturing Company and Williams Entertainment Inc., and GT Interactive Software Corp. dated March 27, 1996.

         9. Master Option and License Agreement for Atari Home Video Games dated March 27, 1996, between WMS Industries Inc. and GT Interactive Software Corp.

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
         10. Master Option and License Agreement for Atari PC Games dated March 27, 1996, between WMS Industries Inc. and GT Interactive Software Corp.

         11. Letter Agreement dated March 27, 1996, issued by WMS Industries Inc. to GT Interactive Software Corp. with respect to Softbank Corporation and Road Show Entertainment Pty, Ltd.

         12. Letter Agreement dated March 27, 1996 issued by WMS Industries Inc. to GT Interactive Corp. with respect to third party agreements.

         13. Letter Agreement dated March 27, 1996, issued by WMS Industries Inc. to GT Interactive Software Corp. with respect to Inventory.

         14. Letter Agreement dated March 27, 1996, issued by WMS Industries Inc. to GT Interactive Software Corp. with respect to the Japan Territory.

         15. Undertaking of WMS Industries Inc. in favor of Warner Communications Inc. dated February 23, 1996.

         16. Guaranty of Employment Agreement dated April 29, 1994 between Williams Entertainment Inc. and Byron Cook.

         17. Guaranty dated July 30, 1996 of WMS Industries Inc. in favor of CB Merrell Road, Ltd. with respect to the Lease dated July 30, 1996 between Williams Entertainment Inc. and CB Merrell Road, Ltd.

         18. Guaranty dated August 15, 1996 by WMS Industries Inc. in favor of Samsung Semiconductor, Inc. with respect to credit extended to Williams Entertainment Inc.

         19. Guaranty dated August 20, 1996 by WMS Industries Inc. in favor of L G Semicon America Inc. with respect to credit extended to Williams Entertainment Inc.

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